Financial News Release

CONTACTS:
Danny Herron	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

RON FOSTER JOINS THE ADVANCED ENERGY BOARD OF DIRECTORS
Fort Collins, Colo., November 6, 2014 - Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced that Ron Foster, CFO and vice president of Finance at Micron Technology, Inc. has joined the company’s board of directors. A veteran of the semiconductor industry, Mr. Foster comes to the board as the Company is expanding and diversifying its product lines and applications globally.

“We are very pleased to welcome Ron to our Board," Dick Beck, the chairman of Advanced Energy, said. “His extensive financial and board experience, strong track record, and thorough understanding of the needs and concerns of all stakeholders will make him a vital addition to the board.”

“I am excited to work with Ron in my new role as CEO," said Yuval Wasserman, president & chief executive officer of Advanced Energy. “His broad management experience and operational insight will be a valuable asset as we expand and execute our vision to grow the company and return value to shareholders.”

“I’m honored to be joining the board and am excited to work with Advanced Energy and its innovative products and dynamic leadership team,” said Mr. Foster.

Mr. Foster has over 25 years of financial management and operations experience. Mr. Foster has been the chief financial officer and vice president of Finance of Micron Technology Inc. since 2008, when he was appointed to the role after serving as a member of Micron’s board of directors from 2004 to 2005. Before joining Micron, Mr. Foster was the chief financial officer and senior vice president of FormFactor, Inc., a semiconductor wafer test equipment company. Prior to FormFactor, he served as the chief financial officer for JDS Uniphase, Inc. and Novell, Inc. and in various financial and operational roles at Applied Materials and Egghead Software and Hewlett Packard. He currently serves as a director of Inotera Memories Inc. and has also been a director of LUXIM Corporation. Mr. Foster holds a BA in Economics from Whitman College and an MBA from the University of Chicago.

About Advanced Energy
Advanced Energy (NASDAQ: AEIS - News) is a global leader in innovative power and control technologies for thin-film manufacturing and high-growth solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Forward-Looking Language

Advanced Energy’s expectations with respect to statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected future performance of the Company. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks associated with Advanced Energy’s business, industry and stock are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. Advanced Energy assumes no obligation to update the information in this press release.

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